                        FILING PURSUANT TO RULE 424(b)(2)
                      REGISTRATION STATEMENT NO. 333-41718

                           PROSPECTUS SUPPLEMENT NO. 2

                       (TO PROSPECTUS DATED JULY 19, 2000)

                                138,859 SHARES

                              CV THERAPEUTICS, INC.

                                  COMMON STOCK



         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

       INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT AND
                            PAGE 5 OF THE PROSPECTUS.


                              PLAN OF DISTRIBUTION

         We are offering an aggregate of 138,859 shares of our common stock to Acqua Wellington North American Equities Fund, Ltd. ("Acqua Wellington") pursuant to this prospectus supplement. We have entered into a common stock purchase agreement with Acqua Wellington pursuant to which we may, from time to time and at our sole discretion, beginning in August 2000 and ending in December 2002, present Acqua Wellington with draw down notices constituting an offer to purchase our common stock over a number of consecutive trading days to which we and Acqua Wellington shall agree. Acqua Wellington will be required to purchase a pro rata portion of shares on each day during the trading period on which the daily volume weighted average price for our common stock exceeds a threshold price determined by us and set forth in the draw down notice. In addition, we may, at our sole discretion, grant Acqua Wellington an option to purchase additional shares during such trading period. The aggregate amount Acqua Wellington will be required to invest during any draw down period will depend on the threshold price established by us for the draw down period.

         The aggregate amount invested by Acqua Wellington pursuant to this common stock purchase agreement will not exceed $120 million. We will issue and sell the shares to Acqua Wellington at a per share price equal to the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount between 4.0% and 6.0%. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, Acqua Wellington may elect to purchase shares for such trading day(s) at the threshold price, less a discount between 4.0% and 6.0%. The discount will be determined based on our market capitalization at the start of the draw down period. We may present Acqua Wellington with up to twenty-four (24) draw down notices during the term of the common stock purchase agreement, provided that there are at least five (5) trading days between each draw down period.

         In connection with Acqua Wellington's purchase and potential resale of the shares covered by this prospectus supplement, we have agreed to indemnify and hold harmless Acqua Wellington and each person who controls Acqua Wellington against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by Acqua Wellington.

                                  RISK FACTORS

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS AND MAY NEVER ACHIEVE
PROFITABILITY.

         We cannot be certain that we will ever achieve and sustain profitability. Since our inception, we have been engaged in research and development activities. We have generated no product revenues. As of June 30, 2000, we had an accumulated deficit of $107.1 million. The process of developing our products requires significant additional research and development, preclinical testing and clinical trials, as well as regulatory approvals. These activities, together with our general and administrative expenses, are expected to result in operating losses for the foreseeable future.

WE MUST SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE NEEDS.

         We may require substantial additional funding in order to complete our research and development activities and commercialize any products. In the past, we have financed our operations primarily through the sale of equity securities, payments from our collaborators, equipment and leasehold improvement financing and other debt financing. We have generated no product revenue, and none is expected for at least several years. We anticipate that our existing resources and projected interest income will enable us to maintain our current and planned operations for at least the next 24 months. However, we may require additional funding prior to that time.

         Additional financing may not be available on acceptable terms or at all. If we are unable to raise additional funds, we may:

         - have to delay, scale back or eliminate some or all of our research or development programs

         -    lose rights under existing licenses

         - have to relinquish more of, or all of, our rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise seek

         -    be unable to operate as a going concern.

         Our future capital requirements will depend on many factors, including:

         -    scientific progress in our research and development programs

         -    the size and complexity of our programs

         - the timing, scope and results of preclinical studies and clinical trials

         -    our ability to establish and maintain corporate partnerships

         -    the time and costs involved in obtaining regulatory approvals

         - the costs involved in filing, prosecuting and enforcing patent claims

         -    competing technological and market developments

         - the cost of manufacturing or obtaining preclinical and clinical material.

         There may be additional factors that could affect our need for additional financing. Many of these factors are not within our control.

WE HAVE NO MANUFACTURING EXPERIENCE AND WILL DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

         We do not currently operate manufacturing facilities for clinical or commercial production of our products under development. We have no experience in manufacturing, and we currently lack the resources or capability to manufacture any of our products on a clinical or commercial scale. As a result, we are dependent on corporate partners, licensees or other third parties for the manufacturing of clinical and commercial scale quantities of our products.

         For example, we have entered into an agreement with a third party manufacturer for clinical scale production of an amount of ranolazine's active pharmaceutical ingredient that we believe will be sufficient to support the remainder of the Phase III clinical program. We cannot be certain that we will be able to enter into an agreement for the commercial scale manufacture of the active ingredient in ranolazine. If we are unable to do so, our commercial launch of ranolazine may be delayed. We have entered into an agreement with a third party manufacturer for clinical scale production of ranolazine tablets sufficient to support the remainder of the Phase III clinical program and are negotiating with them for registration and commercialization supply of ranolazine tablets. If we are unable to negotiate an agreement to supply ranolazine tablets for registration and commercialization, commercial launch of ranolazine may be delayed. In addition, because we have used various manufacturers for ranolazine in different clinical trials prior to FDA approval of ranolazine, we will be required to demonstrate to the FDA's satisfaction the bioequivalence of the multiple sources of ranolazine used in our clinical trials and their bioequivalence to the product to be commercially supplied.

DELAWARE LAW, PROVISIONS IN OUR CHARTER AND OUR RIGHTS PLAN COULD MAKE THE ACQUISITION OF OUR COMPANY BY ANOTHER COMPANY MORE DIFFICULT.

         Provisions of our certificate of incorporation may have the effect of delaying or preventing changes in control or management or limit the price that investors may be willing to pay for shares of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which could delay a merger, tender offer or proxy contest or make a similar transaction more difficult. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock without stockholders' approval. The rights of the holders of common stock will be subject to, and may be affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

         Furthermore, in February 1999, the board of directors enacted anti-takeover provisions, including a stockholder rights plan, or "poison pill," and authorized severance agreements in the event of a change of control for key executives. The board amended the stockholder rights plan in July 2000 while maintaining it in effect.

                                 USE OF PROCEEDS

         We will use the proceeds of this offering as described in the prospectus. See "Use of Proceeds" beginning on page 18 of the prospectus.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 6, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, some portions of which the SEC allows us to omit. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

         1. our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000;

         3. our Current Reports on Form 8-K, dated February 25, 2000, March 1, 2000 and August 16, 2000; and

         4. the description of our common stock contained in our registration statement on Form 8-A filed on October 30, 1996.

         You may request copies of these filings, at no cost, by writing or telephoning us at:

                              CV Therapeutics, Inc.
                          Attention: Investor Relations
                                3172 Porter Drive
                           Palo Alto, California 94304
                            Telephone (650) 812-0585

                           MARKET FOR OUR COMMON STOCK

         On October 5, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $79.00 per share. Our common stock is listed on the Nasdaq National Market under the symbol "CVTX." The common stock sold under this prospectus supplement will be listed on the Nasdaq National Market after we notify the Nasdaq National Market that the shares have been issued.

         As of October 5, 2000, we had 18,951,614 shares of common stock outstanding.

                                     GENERAL

         You should rely on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

         Plan of Distribution                                          S-1
         Risk Factors                                                  S-2
         Use of Proceeds                                               S-4
         Where You Can Find More Information                           S-5
         Market For Our Common Stock                                   S-6

PROSPECTUS

         Prospectus Summary                                              3
         The Company                                                     3
         The Offering                                                    4
         Risk Factors                                                    5
         Forward-Looking Statements                                     16
         Where You Can Find More Information                            17
         Use of Proceeds                                                18
         Plan of Distribution                                           19
         Legal Matters                                                  20
         Experts                                                        20
         Material Changes                                               20

                                   PROSPECTUS

                              CV THERAPEUTICS, INC.

                  $120,000,000 AGGREGATE AMOUNT OF COMMON STOCK

         This prospectus will allow us to issue common stock over time. This means:

- we will provide a prospectus supplement each time we issue common stock;

- the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

- you should read this document and any prospectus supplement carefully before you invest.

         CV Therapeutics' common stock is traded on the Nasdaq National Market under the symbol "CVTX." On July 18, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $79.8125 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      The date of this prospectus is July 19, 2000.

                                TABLE OF CONTENTS


                                                           PAGE
Prospectus Summary...........................................3

The Company..................................................3

The Offering.................................................4

Risk Factors.................................................5

Forward-Looking Statements..................................16

Where You Can Find More Information.........................17

Use of Proceeds.............................................18

Plan of Distribution........................................19

Legal Matters...............................................20

Experts.....................................................20

Material Changes............................................20

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

                                   THE COMPANY

         CV Therapeutics was incorporated in Delaware in December 1990, and in June 1992 we changed our name to CV Therapeutics, Inc. Our executive offices are located at 3172 Porter Drive, Palo Alto, California 94304, and our telephone number is (650) 812-0585.

         CV Therapeutics, Inc. and the CV Therapeutics logo are our service marks. All other service marks and all brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING


Common stock offered in this prospectus.....................      __________ shares

Common stock outstanding after the offering.................      __________ shares (1)

Use of proceeds.............................................      See "Use of Proceeds."

Nasdaq National Market symbol...............................      CVTX

(1) Based on shares outstanding as of [________]. Does not include [_______] shares of common stock issuable upon exercise of outstanding options or [_______] shares of common stock issuable upon exercise of outstanding warrants as of [_______].

                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE INFORMATION IN THE REMAINDER OF THIS PROSPECTUS BEFORE DECIDING TO PURCHASE THE STOCK.

         THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. OTHERS THAT WE DO NOT KNOW ABOUT NOW, OR THAT WE DO NOT NOW THINK ARE IMPORTANT, MAY IMPAIR OUR BUSINESS OR THE TRADING PRICE OF OUR SECURITIES.

RISKS RELATED TO OUR BUSINESS

OUR PRODUCT CANDIDATES WILL TAKE AT LEAST SEVERAL YEARS TO DEVELOP, AND WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY DEVELOP, MARKET AND MANUFACTURE THESE PRODUCTS.

         Since our inception in 1990, we have dedicated substantially all of our resources to research and development. We do not have any marketed products and we have not generated any product revenue. Because all of our potential products are in research, preclinical or clinical development, we will not realize product revenues for at least several years, if at all.

         We have not applied for or received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our products. All of our product candidates are either in clinical trials under an Investigational New Drug, or IND, or applicable foreign authority submission, or are in preclinical research and development. We have not submitted an NDA to the FDA or equivalent application to any other foreign regulatory authorities for any of our product candidates, and the products have not been determined to be safe or effective in humans for their intended uses.

         Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. We will incur substantial expense for, and devote a significant amount of time to, preclinical testing and clinical trials.

         Drug discovery methods based upon molecular cardiology are relatively new. We cannot be certain that these methods will lead to commercially viable pharmaceutical products. In addition, some of our compounds within our cardiac imaging, cell cycle inhibition, cardiac conduction, cardiac metabolism and Tangier disease drug discovery programs are in the early stages of research and development, and we have not submitted IND applications or commenced clinical trials for these new compounds. We cannot be certain when these clinical trials will commence, if at all. Because these compounds are in the early stages of product development, we could abandon further development efforts before they reach clinical trials.

         We cannot be certain that any of our product development efforts will be successfully completed or that any of our products will be shown to be safe and effective. Even if we believe that any product is safe and effective, we may not obtain the required regulatory approvals. Furthermore, we may not be able to manufacture our products in commercial quantities or market any products successfully.

IF WE ARE UNABLE TO SATISFY THE REGULATORY REQUIREMENTS FOR OUR CLINICAL TRIALS, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR DRUG CANDIDATES.

         All of our products may require additional development, preclinical studies, clinical trials and regulatory approval prior to commercialization. Any delays in our clinical trials would delay market launch and would increase our cash requirements.

         We currently have only two products in clinical development: ranolazine and CVT-510. Many factors could delay completion of our clinical trials, including:

         -   slower than anticipated patient enrollment

         - difficulty in obtaining sufficient supplies of clinical trial materials

         -   adverse events occurring during the clinical trials.

         For example, our first Phase III clinical trial of ranolazine, called Monotherapy Assessment of Ranolazine In Stable Angina or MARISA, had challenging enrollment criteria. These criteria required patients who suffer from angina to stop taking all of their other anti-anginal medications and receive only placebo during segments of the clinical trial. This meant that they received no medication to treat their angina when they received placebo. Given the difficulty of identifying patients willing to completely stop taking anti-anginal medications, enrollment for this trial was slower than anticipated. We cannot assure you that enrollment for the second Phase III trial for ranolazine, called Combination Assessment of Ranolazine In Stable Angina or CARISA, will not also be delayed.

         In addition, data obtained from preclinical and clinical activities are susceptible to different interpretations, which could delay, limit or prevent regulatory approval. Delays or rejections may be based upon many factors, including changes in regulatory policy during the period of product development. For example, the initial clinical trials with ranolazine used a different formulation of ranolazine than we used in the MARISA trial and than we are using in the CARISA trial. This means that the NDA will contain data from trials using two different formulations and is subject to interpretation by the FDA. An unfavorable interpretation could result in actions by the FDA that would delay potential approval. We may be unable to maintain our proposed schedules for IND applications and clinical protocol submissions to the FDA, initiations of clinical trials and completions of clinical trials as a result of FDA reviews or complications that may arise in any phase of the clinical trial program.

         Furthermore, even if our clinical trials occur on schedule, the results may differ from those obtained in preclinical studies and earlier clinical trials. Clinical trials may not demonstrate sufficient safety and efficacy to obtain the necessary approvals. For example, in November

1995, based on unfavorable efficacy data from a Phase II trial, we terminated a prior development program.

IF WE ARE UNABLE TO SATISFY GOVERNMENTAL REGULATIONS RELATING TO THE DEVELOPMENT OF OUR DRUG CANDIDATES, WE MAY BE UNABLE TO OBTAIN NECESSARY REGULATORY APPROVALS TO COMMERCIALIZE OUR PRODUCTS.

         The research, testing, manufacturing and marketing of drug products are subject to extensive regulation by numerous regulatory authorities in the United States and other countries. Failure to comply with FDA or other applicable regulatory requirements may subject a company to administrative or judicially imposed sanctions. These include:

         -   warning letters

         -   civil penalties

         -   criminal penalties

         -   injunctions

         -   product seizure or detention

         -   product recalls

         -   total or partial suspension of production

         -   FDA refusal to approve pending NDAs or supplements to approved
             NDAs.

         The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. Furthermore, this approval process is extremely expensive and uncertain. We cannot guarantee that any of our products under development will be approved for marketing by the FDA. Even if regulatory approval of a product is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of those products.

         Even if we obtain regulatory approval, we may be required to undertake postmarketing trials. In addition, identification of side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and additional marketing applications.

         If we receive regulatory approval, we will also be subject to ongoing FDA obligations and continued regulatory review. In particular, we or our third party manufacturers will be required to adhere to regulations setting forth current good manufacturing practices, known as cGMP. The regulations require that we manufacture our products and maintain our records in a prescribed manner with respect to manufacturing, testing and quality control activities.

Furthermore, we or our third party manufacturers must pass a preapproval inspection of manufacturing facilities by the FDA before obtaining marketing approval. We will also be subject to ongoing FDA requirements for submission of safety reports and other postmarket information.

         If we receive regulatory approval and if any of our products or services become reimbursable by a government health care program, such as Medicare or Medicaid, we may become subject to certain federal and state health care fraud and abuse and reimbursement laws. These laws include the federal "Anti-Kickback Statute," "False Claims Act," and "Physician Self-Referral Law," and their state counterparts. If and when we become subject to such laws, our arrangements with third parties, including health care providers, physicians, vendors, and Innovex Inc., a subsidiary of Quintiles Transnational Corp., will need to comply with these laws as applicable. We do not know whether our existing or future arrangements will be found to be compliant. Violations of these statutes could result in criminal and civil penalties and exclusion from governmental health care programs.

OUR PRODUCTS, EVEN IF APPROVED BY THE FDA OR FOREIGN REGULATORY AGENCIES, MAY NOT BE ACCEPTED BY PHYSICIANS, INSURERS OR PATIENTS.

         If any of our products after receiving FDA or other foreign regulatory approval fail to achieve market acceptance, our ability to become profitable in the future will be adversely affected. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy and the availability of reimbursement for our products.

WE HAVE NO MARKETING OR SALES EXPERIENCE, AND IF WE ARE UNABLE TO ENTER INTO OR MAINTAIN COLLABORATIONS WITH MARKETING PARTNERS OR IF WE ARE UNABLE TO DEVELOP OUR OWN SALES AND MARKETING CAPABILITY, WE MAY NOT BE SUCCESSFUL IN COMMERCIALIZING OUR PRODUCTS.

         We currently have no sales, marketing or distribution capability. As a result, we depend on collaborations with third parties, such as Innovex, Biogen, Inc., and Fujisawa Healthcare, Inc., which have established distribution systems and direct sales forces. For instance, we have entered into a sales and marketing services agreement with Innovex with respect to ranolazine. Innovex will market and sell ranolazine in the United States using a dedicated sales force if and when FDA approval to market ranolazine has been granted. Commercialization of ranolazine depends on Innovex to perform its contractual obligations. Its failure to do so would adversely affect commercialization of ranolazine. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little control. In addition, Biogen is responsible for establishing marketing and sales activities for any product that results from the Adentri-TM- program and Fujisawa is responsible for establishing marketing and sales activities for CVT-3146.

         If we are unable to reach and maintain agreement with one or more pharmaceutical companies or collaborative partners, we may be required to market our products directly. We may elect to establish our own specialized sales force and marketing organization to market our products to cardiologists. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay any product launch. We cannot be certain that we will be able to develop this capacity.

OUR BUSINESS DEPENDS ON ATTRACTING AND RETAINING COLLABORATORS AND LICENSORS.

         We may not be able to retain current or attract new corporate and academic collaborators, licensors, licensees and others. Our business strategy requires us to enter into various arrangements with these parties, and we are dependent upon the success of these parties in performing their obligations. If we fail to obtain and maintain these arrangements, the development of our products would be delayed. We may be unable to proceed with the development, manufacture or sale of products or we might have to fund development of a particular product candidate internally. If we have to fund development and commercialization of all of our products internally, our future capital requirements will increase substantially.

         The collaborative arrangements that we may enter into in the future may place responsibility on the collaborative partner for preclinical testing and clinical trials, manufacturing and preparation and submission of applications for regulatory approval of potential pharmaceutical products. We cannot control the amount and timing of resources which our collaborative partners devote to our programs. If a collaborative partner fails to successfully develop or commercialize any product, product launch would be delayed. In addition, collaborators may pursue competing technologies or product candidates.

         Under our collaborative arrangements, we or our collaborative partners may also have to meet performance milestones. If we fail to meet our obligations under our collaborative arrangements, our collaborators could terminate their arrangements or we could lose rights to the compounds under development. For example, under our agreement with Innovex, we are required to launch the product by a specific date. If we fail to reach this milestone, Innovex will no longer be obligated to provide sales and marketing services for ranolazine. Under our agreement with Biogen, in order for us to receive development milestone payments, Biogen must meet development milestones. Under our license agreement with Syntex U.S.A., Inc., a subsidiary of Roche, for ranolazine, we are required to make milestone payments to Syntex following FDA approval of ranolazine and following regulatory approval of ranolazine in Europe. These payments are due no later than March 31, 2005 and March 31, 2006, respectively. Under our agreement with Fujisawa, we are responsible for development activities and must meet development milestones in order to receive development milestone payments.

         In addition, collaborative arrangements in our industry are extremely complex, particularly with respect to intellectual property rights. Disputes may arise in the future with respect to the ownership of rights to any technology developed with or by third parties. These and other possible disagreements between us and our collaborators could lead to delays in the collaborative research, development or commercialization of product candidates. These disputes could also result in litigation or arbitration, which is time consuming and expensive.

WE EXPECT TO CONTINUE TO OPERATE AT A LOSS AND MAY NEVER ACHIEVE PROFITABILITY.

         We cannot be certain that we will ever achieve and sustain profitability. Since our inception, we have been engaged in research and development activities. We have generated no product revenues. As of March 31, 2000, we had an accumulated deficit of $99.8 million. The process of developing our products requires significant additional research and development, preclinical testing and clinical trials, as well as regulatory approvals. These activities, together with our general and administrative expenses, are expected to result in operating losses for the foreseeable future.

WE MUST SECURE ADDITIONAL FINANCING TO MEET OUR FUTURE NEEDS.

         We will require substantial additional funding in order to complete our research and development activities and commercialize any products. In the past, we have financed our operations primarily through the sale of equity securities, payments from our collaborators, equipment and leasehold improvement financing and other debt financing. We have generated no product revenue, and none is expected for at least several years. We anticipate that our existing resources and projected interest income will enable us to maintain our current and planned operations for at least the next 24 months. However, we may require additional funding prior to that time.

         Additional financing may not be available on acceptable terms or at all. If we are unable to raise additional funds, we may:

         - have to delay, scale back or eliminate some or all of our research or development programs

         -   lose rights under existing licenses

         - have to relinquish more of, or all of, our rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise seek

         -   be unable to operate as a going concern.

         Our future capital requirements will depend on many factors, including:

         -   scientific progress in our research and development programs

         -   the size and complexity of our programs

         - the timing, scope and results of preclinical studies and clinical trials

         -   our ability to establish and maintain corporate partnerships

         -   the time and costs involved in obtaining regulatory approvals

         - the costs involved in filing, prosecuting and enforcing patent claims


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


         -   competing technological and market developments

         - the cost of manufacturing or obtaining preclinical and clinical material.

         There may be additional factors that could affect our need for additional financing. Many of these factors are not within our control.

INABILITY TO COMPETE SUCCESSFULLY IN OUR MARKET WILL HARM OUR BUSINESS.

         The pharmaceutical and biopharmaceutical industries, and the market for cardiovascular drugs in particular, are intensely competitive. If regulatory approvals are received, some of our products will compete with well-established, proprietary and generic cardiovascular therapies that have generated substantial sales over a number of years. Many of these therapies are reimbursed from government health administration authorities and private health insurers.

         In addition, we are aware of companies which are developing products that may compete in the same markets as our products. Many of these potential competitors have substantially greater product development capabilities and financial, scientific, marketing and sales resources. Other companies may succeed in developing products earlier or obtain approvals from the FDA more rapidly than either we or our corporate partners are able to achieve. Competitors may also develop products that are safer or more effective than those under development or proposed to be developed by us and our corporate partners. In addition, research and development by others could render our technology or our products obsolete or non-competitive.

WE MAY BE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY.

         Our success will depend to a significant degree on our ability to:

         -   obtain patents and licenses to patent rights

         -   maintain trade secrets

         -   operate without infringing on the proprietary rights of others.

         We cannot be certain that patents will issue from any of our pending or future patent applications, that any issued patent will be sufficient to protect our technology or that we will be able to obtain extensions of patents beyond the initial term. For example, a primary patent relating to ranolazine will expire in May 2003 unless we are granted an extension based upon the Waxman-Hatch Act, which we anticipate would extend the patent protection for an additional five years.

         Patent applications in the United States are maintained in secrecy until a patent issues. As a result, we can never be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may be third party patents, patent applications and other intellectual property relevant to our products and technology which are not known to us and that block or compete with our compounds, products or processes.

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


         Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds, products or processes that block or compete with ours. We may have to participate in interference proceedings declared by the Patent and Trademark Office. These proceedings determine the priority of invention and, thus, the right to a patent for the technology in the United States. In addition, litigation may be necessary to enforce any patents issued to us or to determine the scope and validity of the proprietary rights of third parties. Litigation and interference proceedings, even if they are successful, are expensive to pursue, and we could use a substantial amount of our limited financial resources in either case.

         Just as it is important to protect our proprietary rights, we also must not infringe patents issued to competitors and not breach the licenses that might cover technology used in our potential products. If our competitors own or have rights to technology that we need in our product development efforts, we will need to obtain a license to those rights. If we fail to obtain any necessary licenses, we may be unable to complete product development.

         We also rely on trade secrets to develop and maintain our competitive position. Although we protect our proprietary technology in part by confidentiality agreements with employees, consultants, collaborators, advisors and corporate partners, these agreements may be breached. We cannot assure you that these agreements will provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of this information. We also cannot assure you that the parties to these agreements will not breach them. In that event, we may not have adequate remedies for any breach. As a result, third parties may gain access to our trade secrets, and third parties may disclose our trade secrets and confidential technology to the public. In addition, it is possible that our trade secrets will otherwise become known or be discovered independently by our competitors.

         Patent litigation is becoming more widespread in the biopharmaceutical industry. Although no third party has asserted a claim of infringement against us, we cannot assure you that third parties will not assert patent or other intellectual property infringement claims against us with respect to our products or technology or other matters. If they do, we may not prevail and we may not be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute.

WE HAVE NO MANUFACTURING EXPERIENCE AND WILL DEPEND ON THIRD PARTIES TO MANUFACTURE OUR PRODUCTS.

         We do not currently operate manufacturing facilities for clinical or commercial production of our products under development. We have no experience in manufacturing, and we currently lack the resources or capability to manufacture any of our products on a clinical or commercial scale. As a result, we are dependent on corporate partners, licensees or other third parties for the manufacturing of clinical and commercial scale quantities of our products.

         For example, we have entered into an agreement with a third party manufacturer for clinical scale production of an amount of ranolazine's active pharmaceutical ingredient that we believe will be sufficient to support the remainder of the Phase III clinical program. We cannot


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

be certain that we will be able to enter into an agreement for the commercial scale manufacture of the active ingredient in ranolazine. If we are unable to do so, our Phase III trials of ranolazine will be delayed. We have entered into an agreement with a third party manufacturer for clinical scale production of ranolazine tablets sufficient to support the remainder of the Phase III clinical program and are negotiating with them for registration and commercialization supply of ranolazine tablets. If we are unable to negotiate an agreement to supply ranolazine tablets for registration and commercialization, commercial launch of ranolazine may be delayed. In addition, because we have used various manufacturers for ranolazine in different clinical trials prior to FDA approval of ranolazine, we will be required to demonstrate to the FDA's satisfaction the bioequivalence of the multiple sources of ranolazine used in our clinical trials and their bioequivalence to the product to be commercially supplied.

FAILURE TO OBTAIN ADEQUATE REIMBURSEMENT FROM GOVERNMENT HEALTH
ADMINISTRATION AUTHORITIES, PRIVATE HEALTH INSURERS AND OTHER ORGANIZATIONS COULD MATERIALLY ADVERSELY AFFECT OUR FUTURE BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Our ability and the ability of our existing and future corporate partners to market and sell our products will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third party payors are increasingly challenging the price of medical products and services.

         Significant uncertainty exists as to the reimbursement status of newly approved health care products. In addition, for sales of our products in Europe, we will be required to seek reimbursement on a country-by-country basis. We cannot be certain that any products approved for marketing will be considered cost effective or that reimbursement will be available or that allowed reimbursement in foreign countries will be adequate. In addition, payors' reimbursement policies could adversely affect our or any corporate partner's ability to sell our products on a profitable basis.

OUR OPERATIONS INVOLVE HAZARDOUS MATERIALS, WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITY.

         Our research and development activities involve the controlled use of hazardous materials, including hazardous chemicals, radioactive materials and pathogens. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. We may incur significant costs to comply with additional environmental and health and safety regulations in the future. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially adversely affect our business, financial condition and results of operations.

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


WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS IF OUR PRODUCTS HARM PEOPLE, AND WE HAVE ONLY LIMITED PRODUCT LIABILITY INSURANCE.

         The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. We currently have only limited product liability insurance for clinical trials and no commercial product liability insurance. We do not know if we will be able to maintain existing or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This type of insurance is expensive and may not be available on acceptable terms. If we are unable to obtain or maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our products. A successful product liability claim brought against us in excess of our insurance coverage, if any, may require us to pay substantial amounts. This could adversely affect our results of operations and our need for and the timing of additional financing.

THE MARKET PRICE OF OUR STOCK MAY CONTINUE TO BE HIGHLY VOLATILE.

         Within the last 12 months, our common stock has traded between [$5.375 and $82.75]. The market price of the shares of common stock for our company has been and may continue to be highly volatile. Announcements may have a significant impact on the market price of our common stock. These announcements may include:

         - results of our clinical trials and preclinical studies, or those of our corporate partners or our competitors

         -   our operating results

         -   developments in our relationships with corporate partners

         -   developments affecting our corporate partners

         - negative regulatory action or regulatory approval with respect to our announcement or our competitors' announcement of new products

         - government regulations, reimbursement changes and governmental investigations or audits related to us or to our products

         - developments related to our patents or other proprietary rights or those of our competitors

         - changes in the position of securities analysts with respect to our stock

         - operating results below the expectations of public market analysts and investors

         - market conditions for biopharmaceutical or biotechnology stocks in general.

         The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and

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

biopharmaceutical companies, and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock.

DELAWARE LAW, PROVISIONS IN OUR CHARTER AND OUR RIGHTS PLAN COULD MAKE THE ACQUISITION OF OUR COMPANY BY ANOTHER COMPANY MORE DIFFICULT.

         Provisions of our certificate of incorporation may have the effect of delaying or preventing changes in control or management or limit the price that investors may be willing to pay for shares of our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, which could delay a merger, tender offer or proxy contest or make a similar transaction more difficult. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock without stockholders' approval. The rights of the holders of common stock will be subject to, and may be affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

         Furthermore, in February 1999, the board of directors enacted anti-takeover provisions, including a stockholder rights plan, or "poison pill," and severance agreements in the event of a change of control for key executives.

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


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

         These statements reflect only management's current expectations. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statements.

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" on page 5 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results.

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


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, some portions of which the SEC allows us to omit. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

         1. our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         2. our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

         3. our Current Reports on Form 8-K, dated February 25, 2000 and March 1, 2000; and

         4. the description of our common stock contained in our registration statement on Form 8-A filed on October 30, 1996.

         You may request copies of these filings, at no cost, by writing or telephoning us at:

                              CV Therapeutics, Inc.
                          Attention: Investor Relations
                                3172 Porter Drive
                           Palo Alto, California 94304
                            Telephone (650) 812-0585

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


                                 USE OF PROCEEDS

         We cannot guarantee that we will receive any proceeds in connection with this offering.

         We intend to use the net proceeds of this offering, if any, to fund research, development and product manufacturing, to provide working capital and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although no acquisitions are planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

         The principal purposes of this offering are to increase our capitalization and our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

         Based upon our current operating plan, we believe that our available cash and existing sources of revenue, together with the proceeds of this offering, if any, and interest earned thereon, will be adequate to satisfy our capital needs until at least the end of the year 2001.

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


                              PLAN OF DISTRIBUTION

         We may offer the common stock:

         -   directly to purchasers;

         -   to or through underwriters;

         -   through dealers, agents or institutional investors; or

         -   through a combination of such methods.

         Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

         - the identity of any underwriters, dealers, agents or institutional investors who purchase the common stock;

         - the material terms of the distribution, including the number of shares sold and the consideration paid;

         - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers, agents or institutional investors;

         - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

         - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

         We will bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $150,000.

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


                                  LEGAL MATTERS

         The validity of the issuance of the common stock offered in this prospectus will be passed upon for CV Therapeutics by Latham & Watkins, Menlo Park, California. Alan C. Mendelson, our Secretary and a partner of Latham & Watkins, owns 1008 shares of our common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                                MATERIAL CHANGES

         On July 11, 2000, we entered into a Collaboration and License Agreement with Fujisawa Healthcare, Inc. to collaborate in the development and marketing of second generation pharmacologic cardiac stress agents. Under this agreement, Fujisawa receives exclusive North American rights to CVT-3146, a short acting selective A2A adenosine receptor agonist, and a backup compound. We will retain the responsibility for managing the CVT-3146 development program. Fujisawa will be responsible for selling and marketing CVT-3146 in North America. Under the agreement, we have received $10 million from Fujisawa, in part for the purchase of our common stock, and may receive up to an additional $24 million based on our reaching development and regulatory milestones. Fujisawa will reimburse us for 75% of the development costs and, if approved by the FDA, we will receive a royalty based on product sales of CVT-3146 and we may receive a royalty on other products.


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